EXHIBIT 5.1

RICHARDSON & PATEL
10900 Wilshire Blvd.
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1183
Facsimile (310) 208-1154

August 4, 2006

FacePrint Global Solutions, Inc.
1111 E. Herndon Avenue, Suite 115
Fresno, California 93720

Re:	FacePrint Global Solutions, Inc. Registration Statement on Form SB-2

Gentlemen:

We have acted as counsel for FacePrint Global Solutions, Inc., a Wyoming corporation (the “Company”), in connection with the preparation of a Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (“Act”), relating to the public sale of 127,575,000 shares of common stock, par value $0.001 (the “Shares”), of which (i) 100,000,000 shares of Common Stock (the “Standby Equity Distribution Shares”) issuable under a Standby Equity Distribution Agreement (the “Standby Equity Distribution Agreement”), dated as of February 22, 2006, between the Company and Cornell Capital Partners, LP, (ii) 1,187,500 shares of Common Stock issued to Cornell Capital Partners, LP as a commitment fee under the Standby Equity Distribution Agreement (the “Commitment Fee Shares”), (iii) 62,500 shares of Common Stock (the “Placement Agent Shares”) issued to Newbridge Securities Corp. as a placement agent fee and (iv) 26,325,000 shares of Common Stock (the “Warrant Shares”) of which may be issued to and sold by Cornell Capital Partners, LP upon the exercise of certain warrants, as described in the Registration Statement. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act.

In connection with rendering the opinion as set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation, as amended, (c) the Company’s Bylaws, as amended; (d) certain records of the Company’s corporate proceedings as reflected in its minute books, and (e) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied upon certifications of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certifications.

Based upon the foregoing, we are of the opinion that (i) that the Standby Equity Distribution Shares, when issued and sold in accordance with and in the manner described in the Standby Equity Distribution Agreement, will be duly authorized, validly issued, fully paid and non-assessable; (ii) the Warrant Shares issuable by the Company upon the exercise of the warrants, assuming such issuances are made in accordance with the terms thereof, will be validly issued, fully paid and nonassessable upon such issuance; and (iii) that the currently outstanding Placement Agent Shares and Commitment Fee Shares to be sold by the selling shareholders have been validly issued, fully paid and are non-assessable.

Members of this firm are qualified to practice law in the state of California and we express no opinion as to the laws of any jurisdictions except for those of California and the United States of America or, as to corporate matters, the Wyoming Business Corporation Act. For the purposes of rendering this opinion, we have assumed that if a court applies the laws of a jurisdiction other than California or, as to corporate matters, the Wyoming Business Corporation Act, the laws of such other jurisdiction are identical in all material respects to the comparable laws of the state of California or the Wyoming Business Corporation Act as to corporate matters.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement and the prospectus included therein. In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the registration statement, including this opinion as an exhibit or otherwise.

RICHARDSON & PATEL LLP

/s/Richardson & Patel LLP